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                                                                   Exhibit 99(d)


DART GROUP CORPORATION PRESS RELEASE
December 27, 1994

LANDOVER, Md., Dec. 27 -- Dart Group Corporation (Nasdaq: DARTA), reacting to recent news media stories containing incomplete information regarding a proposal made by Ronald S. Haft earlier this month relating to settlement of his pending lawsuit against Dart, today released a copy of that proposal and Dart's rejection of it. Although Dart does not view the proposal and its rejection to be material information, it wishes to prevent any adverse effect of selective disclosures made by a representative of Ronald S. Haft.

         Ronald S. Haft's proposal was presented to the Dart Executive Committee on December 13, 1994. It is attached as part of this release. Also attached as part of this release is a copy of a letter dated December 20, 1994 from Stephen J. Brogan of Jones, Day, Reavis & Pogue, counsel to the Dart Executive Committee, to Stuart M. Grant, counsel to Ronald S. Haft, communicating Dart's rejection of the proposal by Ronald S. Haft.

         Dart Group Corporation has no comment as to whether there will be future settlement discussions with Ronald H. Haft, and makes no representation that it will comment on any future settlement discussions that may occur unless an agreement is reached.

                   [Letterhead of Jones, Day, Reavis & Pogue]

December 20, 1994
Stuart M. Grant, Esq.
Blank, Rome, Comisky & McCauley
1220 Market Street
8th Floor
Wilmington, DE  19801

Dear Mr. Grant:

         This letter responds on behalf of Dart's Executive Committee to the slide presentation by you on behalf of Ronald S. Haft on December 13, 1994 in our offices.

         As you know, the Executive Committee strongly favors a proposal to convert both Class A and Class B shares into a single new class of voting stock. Such a new class of voting stock would undoubtedly trade at a higher level than existing Class A shares because of its voting rights and diminished market concerns over Haft family control. The Committee believes that granting voting rights to Class A shareholders serves the best interests not only of these shareholders, but of the Dart Group Corporation.

         Apart from a willingness to agree to creating a new single class of voting stock, the remainder of the content of your





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presentation on behalf of Ronald S. Haft was, however, extremely disappointing.
The enormous financial benefits that Ronald S. Haft proposes be given to him by Dart are bewildering and certainly bear no relationship to the merits of his claim. As I and the Executive Committee understand it, he has proposed the following:(1)

         1. Ronald S. Haft would require Dart to allow him to exercise fully his option for Class B shares, the legitimacy and fairness of which Dart has disputed as fraudulently obtained by him. He has not proposed that the option be repriced to reflect the real value of Dart's Class B shares or the value of the proposed new class of stock. In fact, he has inexplicably proposed that Dart refund the option purchase price of $985,000 plus interest, further reducing the effective price paid for this stock and adding to the multi-million dollar profits he would realize from this stock purchase. Thus, under Ronald S. Haft's settlement proposal, Dart would loan Ronald S. Haft the share purchase price, pay him $985,000 plus interest, and give him the option stock for a price that Dart has already found to be a waste of corporate assets.

         2. Ronald S. Haft also proposes that Dart provide him with a loan for $11 million to pay a personal debt he allegedly owes to Herbert Haft, with no explanation of the corporate purpose for such an expenditure.

         3. Ronald S. Haft further proposes that he be given a new three-year contract with compensation "on the high side" of comparable contracts. He also proposes that his compensation be composed primarily of new stock options with an exercise price of $80, an exercise price still lower than that in his original contract and far below the real value of Dart's shares.

         4. Ronald S. Haft would also require that Dart provide him with additional multi-million dollar profits by buying interests in Cabot Morgan joint ventures from entities owned in part by Ronald S. Haft for $40 million (which you acknowledge to be a "high" valuation) using Dart stock valued, for this purpose, at $80 per share (which we both know greatly understates the value of these shares).

         5. Ronald S. Haft has further proposed that Dart release all potential claims against him, CPI or any of the CPI-related entities that may arise from abusive real estate arrangements





- - --------------------

     (1)You and apparently your client refused to provide the proposal in writing prior to the meeting even though our initial request for such a written statement was made to you by letter from me dated November 23, 1994 (copy attached). There is still no written detailed proposal but only a topical slide presentation, a copy of which is provided here for the record.


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with Dart, even though such claims could produce multi-million dollar recoveries for Dart.

         6. Finally, Ronald S. Haft has proposed that he appoint new Board members with three-year, staggered terms, removable only "for cause." These proposals are plainly designed to entrench Ronald S. Haft's control of Dart.

         In sum, Ronald S. Haft's settlement proposal would allow him to take enormous -- and wholly unjustified -- financial benefits from Dart, far beyond what could have been realized even from the employment contract that has been challenged by Dart as fraudulent and unfair to the Corporation and its shareholders. This proposal would also commit Dart to Ronald S. Haft's management and control, despite his scandalous failure for over 16 months to spend any meaningful time at Dart, much less provide the serious management and leadership required for this large retail organization. Your client has not only ignored his management responsibilities but has damaged Dart greatly by his attacks on its officers and directors. Under all the circumstances brought upon the Corporation by your client, the directors -- as fiduciaries -- have made the judgment that they cannot agree either to such a clear waste of corporate assets or to place Dart's management in Ronald S. Haft's hands.

         It is impossible to regard your presentation as a serious effort to settle this matter. It is unclear, because of the fraudulent and unlawful conduct that your client was involved in, that this matter can ever be settled without the assistance of a court. However, if your client is seriously interested in settlement, he should at least submit a proposal which (1) reprices the option exercise price to a level that fairly reflects the value of Dart stock to address Dart's obligation to prevent a waste of corporate assets; and (2) provides for professional management insulated from the domination of any Haft family members. As previously indicated, the Executive Committee favors enfranchising Class A shareholders, which would provide assurance that Directors and management remain attentive to the interests of the Class A shareholders. Though the Executive Committee remains very interested in achieving corporate peace, the Committee will not allow any settlement to be used as an occasion for further abusive self-dealing by your client.(2)

         Sincerely,
         /S/ Stephen J. Brogan

         SJB/mlt
         Attachment





- - --------------------

     (2)My letter to you dated November 23, 1994, referenced above, sets forth the reasons why an end to your client's self-interested dispute with his father is in the interest of Dart
Group Corporation.


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         cc:     Executive Committee of the Board of Directors of Dart Group
                 Corporation


RSH SETTLEMENT PROPOSAL

- - --       PACKAGE DEAL
- - --       LIMITED TIME OFFER
         I.      RECAPITALIZATION
         --      Dart recapitalized so that there is only one class of stock, all of which has equal voting rights and equal dividend rights
         --      New stock will not be subject to any proxies given on former
Class A or Class B stock.
         --      Class A stock converted to new stock at 1:1 ratio.
         --      Class B stock converted to new stock at 1.1:1 ratio.
         --      Investment Banker hired to assist with recapitalization chosen by RSH and paid for by Dart.
         --      Recapitalization subject to vote of Class A stockholders
(record date set after execution of Settlement Agreement).
         --      Recapitalization subject to vote of Class B stockholders
(record date set after execution of Settlement Agreement).

         II.     OPTION
         --      RSH' s Option is exercised as of September 6, 1994.
         --      Dart issues Class B stock to RSH as of September 6, 1994.
         --      Dart issues loan, as tendered by RSH on September 6, 1994, to
RSH to pay for stock.
         --      Interest to begin on loan as of January 1, 1995.
         --      Dart refunds the purchase price of the Option of $985,000 to
RSH with interest.
         --      Dart makes additional loan to RSH of approximately $11 million to be used to take out the loan that RSH currently has with HHH, on same terms and conditions as that loan.

         III.    REGISTRATION RIGHTS
         --      Dart agrees that at request of any holder or group of holders of more than 5% of the new stock, it will register shares (certain minimum number required) with the SEC so that they may be sold in a public offering.
         --      Registration rights to last for two years from the time of the recapitalization.

         IV.     RSH EMPLOYMENT
         --      RSH given new three year employment contract.
         --      Contract not evergreen.
         --      RSH's compensation based on salary plus options for new stock.
         --      RSH's compensation determined with assistance from
Compensation experts. RSH's compensation to be on the high side of comparable companies.





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         --      RSH' s compensation to be significantly tied to stock
performance (i.e. through options).
         --      The performance looked at for RSH' s compensation starts from a base of where the stock is today (i.e. 80).
         --      RSH gets a two-year severance agreement if he is ever removed from his position.

         V.      BOARD OF DIRECTORS
         --      Current board resigns immediately upon completion of
recapitalization.
         --      New board comprised of 9 members.
         --      New Board staggered into three classes of three members each, each serving three year term.
         --      RSH designates new board, to be ratified by stockholders as part of the approval of the recapitalization.
         --      RSH will designate one outside director selected by the
current Class A stockholders and reasonably acceptable to RSH.
         --      RSH will designate one outside director selected by the
current Class B stockholders (other than RSH) reasonably acceptable to RSH.
         --      No more than three inside directors including RSH.

         VI.     CERTIFICATE OF INCORPORATION
         --      Charter amended to provide for staggered board.
         --      Charter amended to otherwise conform to settlement agreement.
         --      No stockholder action by written consents.
         --      Directors may only be removed for cause.

         VII.    PURCHASE OF BALANCE OF JOINT VENTURES
         --      Dart, or one of its subsidiaries, acquires the remaining
interest in the Cabot Morgan joint ventures in a stock for stock tax free transaction.
         --      The portion of the joint venture to be acquired is valued at
$40 million for purposes of transaction.
         --      Dart stock valued at $80 a share for purpose of transaction.
         --      Cost of transaction to be paid by Dart.

         VIII.END OF LITIGATIONS
         --      Termination of all actual and potential litigation.
         --      Dismiss RSH suit against Dart.
         --      Dismiss Kahn and Robert Haft derivative suits.
         --      Release all potential claims among Dart, CPI and any combined entity (i.e. ratifying all past dealings between and among them).
         --      Dart, RSH and current Dart board exchange mutual releases and
RSH and Dart agree to honor all indemnifications of current Dart board.
         --      Dart reimburses RSH for all litigation expenses related to this action and any of the derivative actions.
         --      Attempt to wrap up Robert Haft employment suit also.
         --      Attempt to wrap up Lou derivative suit also.





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         IX.     SEVER RELATIONSHIP WITH KLEIN/WC&P
         --      Klein and WC&P resign/fired from any and all representation of
Dart.
         --      RSH drops suit against Klein and WC&P.

         X.      HHH' S EMPLOYMENT CONTRACT
         --      Determination of what to do with HHH's current employment
contract turned over to new outside directors, excluding any director appointed by current Class B stockholders.


         XI.     CURRENT BOARD OF DIRECTORS
         --      Option or consulting contracts reflecting enhancement of
stockholder value as a result of recapitalization.





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DART STOCK OWNERSHIP
UNDER PROPOSED RECAPITALIZATION
[all numbers approximate]

                                         GENERAL      JOINT                                               HAFT      GLORIA    LINDA
                                          PUBLIC     VENTURES           RSH        RMH          HHH      EQUITIES     HAFT     HAFT
 STOCK OPTIONS                A                 0            0        10,000     219,750     149,750           0     6,500        0
                           B @ 110%             0            0       216,753           0           0           0         0        0

 EXISTING STOCK               A         1,130,000            0        33,333      33,333     122,747      87,043     9,290   33,333
                           B @ 110%             0            0       217,774      27,771           0           0    59,932   27,771

 JV ACQUISITION                                 0      500,000             0           0           0           0         0        0

 TOTAL                    2,885,080     1,130,000      500,000       477,859     280,854     272,497      87,043    75,722   61,104

 PERCENTAGE OWNERSHIP                      39.17%       17.33%        16.56%       9.73%       9.45%       3.02%     2.62%    2.12%





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